Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333‑117544, 333-137992, 333-144719, 333-152461, 333-186704, 333-209912, and 333-231301) and on Form S-8 (No. 333-108332, 333-142262, 333-196413, 333-197773, 333-216538, and 333-229807) of StoneX Group Inc. our reports dated March 16, 2020, relating to the consolidated financial statements and financial statement schedule, of Gain Capital Holdings, Inc. which appears in the Current Report on Form 8-K/A of StoneX Group, Inc. filed on October 13, 2020.

BDO USA, LLP
New York, New York
October 13, 2020